FOR IMMEDIATE RELEASE:     Thursday, August 9, 2001

CONTACT:    Gregory L. Wilson
                             Chairman and President
                             Bradley T Nielson
                             Chief Financial Officer
                             MITY Enterprises, Inc.
                             801-224-0589


  MITY ENTERPRISES INC. ANNOUNCES RESULTS FOR FIRST FISCAL QUARTER

OREM, UTAH -- Gregory L. Wilson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the first quarter ended June 30, 2001.

Net sales for the first quarter totaled $11.1 million, up 1% from $10.9 million a year ago. Income from operations for the quarter was flat at $2.0 million. Prior to recording the previously announced one time after tax accounting charge related to the discontinued operations of CenterCore and DO Group businesses, the Company's net income would have been $1.3 million. With the charge, the Company posted a net loss for the quarter of $2.3 million, compared to net income of $431,000 for the first fiscal quarter in the previous year.

Basic and diluted earnings per share from continuing operations for the recent quarter remained flat with the previous year at $0.25 and $0.24, respectively. Basic and diluted loss per share for the quarter amounted to ($0.44) and ($0.43) per share respectively compared with basic and diluted earnings per share of $0.09 and $0.08, respectively, a year ago. The basic and diluted write off charge totaled ($0.69) and ($0.67), respectively, per share for the quarter.

As compared to the first quarter of fiscal 2001, the slight increase in sales came from sales growth of 33% in the Company's healthcare seating unit offset by a 2% sales decrease in the multipurpose room unit.

"Broda, our healthcare seating unit, continues to be a shining star among our subsidiaries" noted Wilson. "However, keeping in mind the state of the economy and the furniture industry in particular, we are also pleased with the performance of our Mity-Lite subsidiary. Mity-Lite continues to outperform most of its peers in the industry."

"As we reported in an earlier press release, MITY was required to take a one time after tax charge of $3.5 million in connection with our decision to exit the CenterCore and DO Group operations" said Bradley T Nielson, chief financial officer and chief operating officer of MITY Enterprises. "The exiting of these operations allows us to refocus our efforts on our profitable Mity-Lite and Broda operations, an option we feel will be in the long-term best interest of our shareholders."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM (EST) today. The live web simulcast of the conference call will be available to the public online at www.mitylite.com or on StreetEvent's Individual Investor Center at www.streetevents.com.
Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have RealAudio installed. If you do not have RealAudio, go to www.real.com fifteen minutes prior to the call, where you can download RealPlayer 8 Basic for free. A replay of the broadcast will be available within approximately one hour of the broadcast for a week following the call at the referenced websites.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture, specialty office seating, office systems and dispatch furniture. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore, DO3, Corel and JG trade names. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit the Company online at www.mitylite.com.

This press release includes "forward-looking" statements related to (a) the continuing favorable operating results at our Broda operations, (b) the positive performance of Mity-Lite compared to most of its peers in the furniture industry; (c) the Company's expectation that its exit of CenterCore and DO Group will allow the Company to refocus efforts on profitable Mity-Lite and Broda operations and the belief that this focus will be in the long term best interests of the Company's shareholders. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) the Company's Mity-Lite and Broda operations may not continue at current levels and may level off or decline despite the Company's efforts; (ii) the general down turn in the furniture industry may lead to further reductions in multipurpose room table and chair purposes; (iii) Broda may not be able to increase its market share or introduce new products to sustain its growth; (iv) Mity-Lite may not be able to introduce new product lines; and (v) the risks and uncertainties outlined in the Company's documents filed with the Securities and Exchange Commission may cause any or all of the forgoing forward-looking statements to not be realized. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this release.



                             MITY Enterprises, Inc.
                       Unaudited Financial Highlights

                                             Three Months Ended
                                                  June 30,
                                       -------------------------------
                                            2001              2000
                                       -------------     -------------
Net sales                                $11,050,000       $10,931,000
Income from operations                     2,016,000         1,996,000
Net income from continuing operations      1,275,000         1,249,000
Net income (loss)                         (2,252,000)          431,000
Basic earnings per share from
   continuing operations                       $0.25             $0.25
Basic earnings (loss) per share               ($0.44)            $0.09
Weighted average number of common
   shares-basic                            5,108,837         5,070,167
Diluted earnings per share from
   continuing operations                       $0.24             $0.24
Diluted earnings (loss) per share             ($0.43)            $0.08
Weighted average common and common
   equivalent shares-diluted               5,228,373         5,291,797

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